EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT ASHTON PARTNERS:
Dennis Letham Chief Financial Officer (224) 521-8601	Chris Kettmann Investor and Media Inquiries (312) 553-6716

ANIXTER INTERNATIONAL INC.
REPORTS THIRD QUARTER NET INCOME INCREASES 46 PERCENT
ON SALES OF $1.0 BILLION

GLENVIEW, IL, October 25, 2005 – Anixter International Inc. (NYSE: AXE), the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers (“OEMs”), today reported results for the quarter ended September 30, 2005.

Third Quarter Highlights

•	Sales of $1.01 billion in the quarter, including $60.0 million in sales resulting from the July 8, 2005 acquisition of Infast Group plc (“Infast”), rose 19 percent compared to sales of $849.6 million in the year ago quarter.

•	Operating profits increased 45 percent to $48.9 million as compared to $33.9 million in the year ago quarter.

•	Net income increased 46 percent to $25.1 million versus $17.2 million in the year ago quarter.

•	Diluted earnings per share rose 41 percent to 62 cents versus 44 cents in the year ago quarter.

Financial Highlights
(In millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	Sept. 30,	Oct. 1,	Percent	Sept. 30,	Oct. 1,	Percent
	2005	2004	Change	2005	2004	Change
Net Sales	$1,009.2	$849.6	19%	$2,821.8	$2,426.9	16%
Operating Income	$48.9	$33.9	45%	$134.7	$96.6	40%
Income Before
Extraordinary Gain	$25.1	$17.2	46%	$69.9	$48.0	46%
Diluted Earnings Per Share
Before Extraordinary Gain*	$0.62	$0.44	41%	$1.74	$1.25	39%
Diluted Weighted Shares*	40.6	39.2	4%	40.7	38.2	6%

*The 13 and 39 weeks ended October 1, 2004 diluted income per share amounts have been restated in accordance with EITF 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share.”

Robert Grubbs, President and CEO, said, “In the most recent quarter, we again saw good, broad-based organic growth throughout our existing markets. In particular, we saw strong organic growth in Canada as well as in our Wire & Cable end-market, where strong copper prices added to good underlying demand trends. The organic growth we experienced in the current quarter again generated a significant increase in operating profits and earnings over the prior year. The trends supporting this growth appear to remain intact and consistent with recent quarters.”

Third Quarter Results

For the three-month period ended September 30, 2005, sales of $1.01 billion produced net income of $25.1 million, or 62 cents per diluted share. Included in the current year’s third quarter results were sales of $60.0 million from Infast, which was acquired on July 8, 2005. In the prior year period, sales of $849.6 million generated net income of $17.2 million, or 44 cents per diluted share, including an after-tax charge of $1.5 million, or 4 cents per diluted share, for certain asset impairment and acquisition-related charges.

Operating income in the third quarter increased 45 percent to $48.9 million as compared to $33.9 million in the year ago quarter. For the latest quarter, operating margins were 4.8 percent compared to 4.0 percent in the third quarter of 2004. The year ago period operating income was negatively affected by $2.6 million of asset impairment and acquisition-related charges.

Nine Month Results

For the nine-month period ended September 30, 2005, sales of $2.82 billion produced net income of $69.9 million, or $1.74 per diluted share. Results for the first nine months include an after-tax charge of $0.7 million, or 2 cents per diluted share, for the early retirement of debt and a tax credit of $1.4 million, or 3 cents per diluted share, for a favorable tax ruling in Europe. Sales for the first nine months of 2005 include sales of $60.0 million from Infast and an incremental $36.6 million from the June 22, 2004 acquisition of the assets and operations of Distribution Dynamics, Inc.

Sales of $2.43 billion in the first nine months of 2004 resulted in income before extraordinary gain of $48.0 million, or $1.25 per diluted share. The prior year period includes a $1.5 million, or 4 cents per diluted share, after-tax charge for asset impairment and acquisition-related charges, along with an after-tax charge of $0.4 million, or 1 cent per diluted share, from the early retirement of debt.

In the first nine months of 2004, the Company also reported an extraordinary after-tax gain of $4.1 million, or 11 cents per diluted share, associated with the receipt of $4.7 million of cash for a 1983 matter related to Itel Corporation, the predecessor of the Company.

Operating income in the first nine months of 2005 increased 40 percent to $134.7 million as compared to $96.6 million in the year ago period. For the first nine-month period of 2005, operating margins were 4.8 percent as compared to 4.0 percent in the first nine months of 2004. Operating income and operating margins in the year ago period were affected by the $2.6 million asset impairment charge and other acquisition-related charges.

Third Quarter Sales Trends

Commenting on third quarter sales trends, Grubbs said, “Sales in the third quarter grew at an 11 percent organic rate year-over-year after adjusting for $60.0 million in sales related to the July 8, 2005 acquisition of Infast and $9.0 million for the foreign currency effects of a weaker U.S. dollar. This was in line with our expectations of an 8 to 12 percent organic growth rate for the year.”

Grubbs continued, “Overall, North American sales benefited from good general economic growth, a strengthening of the Canadian dollar, strong copper prices and end-market demand in the Wire & Cable market, solid growth in the OEM Supply market and a rebound in sales to the telecom OEM marketplace. Our enterprise cabling and security solutions market continues to benefit from strong growth in the security market and product line expansion,” said Grubbs.

“Outside of North America, we saw sales climb by 42 percent in Europe as compared to the year ago quarter,” commented Grubbs. “The major factor in European sales growth was the July 8, 2005 acquisition of Infast, which added $54.1 million to European sales in the quarter. Exchange rates had no significant impact on year-on year sales comparisons in the third quarter. Adjusting for the Infast sales, European sales organically grew by just 3 percent as compared to the year ago quarter. The low growth rate in Europe reflects weak market conditions in much of continental Europe and a summer slowdown that was more pronounced than historical vacation-impacted sales patterns.”

Grubbs continued, “In the emerging markets of Latin America and Asia Pacific, we saw a 19 percent increase in year-on-year sales, which included a $2.1 million favorable currency exchange rate effect. Latin America again reported very strong year-on-year sales gains of 22 percent. In Asia, following a couple of quarters of negative year-on-year sales comparisons, we saw sales increase by 9 percent versus the prior year’s third quarter.”

Third Quarter Operating Results

“As had been expected, our operating margins in the third quarter, while showing substantial improvement over the third quarter of last year, did drop when compared to the operating margins reported in the second quarter of this year,” said Grubbs. “This drop from the second to the third quarter of this year is due to the acquisition of Infast. As expected, until we are able to more fully integrate the business systems and operations of that acquisition into our existing business model, the operating margins from that acquisition will be dilutive to our company-wide operating margins. Nevertheless, the Infast acquisition added $1.0 million to our third quarter operating profits.”

Grubbs went on to say, “In North America, operating margins in the most recent quarter were 5.7 percent as compared to 4.5 percent in the year ago quarter. The improvement reflects better leveraging of the operating cost structure on higher sales volumes. In Europe, operating margins in the most recent quarter were 2.1 percent as compared to 1.9 percent in the year ago quarter. The improvement in operating margins reflects continued growth and improved profitability in the OEM Supply business in Europe and comparatively flat sales and operating margins in our communications business. Our communications business in Europe continues to suffer from comparatively weak demand and very competitive pricing. Emerging markets reported an increase in operating margins from 2.9 percent in the year ago quarter to 3.4 percent in the most recent quarter due to the solid sales growth in this segment.”

Infast Acquisition

Commenting on the acquisition of Infast, Grubbs said, “On July 8, 2005 we completed the acquisition of Infast. This acquisition further strengthens our position in the OEM Supply market. As we noted at the time of the acquisition, we now have annualized projected sales in this market of approximately $750 million which represents about 19 percent of our current company-wide sales run rate. We have over 1,900 employees serving a growing list of customers from 75 facilities in the US, UK, Canada, France and Italy.”

“We face a significant amount of business systems and operations integration work in the coming quarters to ensure we are able to maximize the performance of this business. Based on the steadily improving profitability of our previous acquisitions in this market we are convinced we will succeed, but it will take several quarters to successfully integrate the operations and show meaningful progress,” Grubbs continued.

“We are especially pleased with the initial customer reaction to this latest acquisition,” added Grubbs. “Our initial view that this series of acquisitions would give us the critical mass to create a brand capable of driving significant organic growth is proving to be valid, given our success with new account acquisitions and expanded customer relationships. The level of quotation activity for new business in this market also remains very healthy, which bodes well for our future.”

Cash Flow, Leverage and Special Dividend

“During the quarter we generated cash flow from operations of $7.8 million,” said Dennis Letham, Senior Vice President-Finance. “With an expectation of slightly softer sequential sales in the fourth quarter, based on normal seasonal patterns, we expect continued positive cash flow from operations through the balance of 2005 resulting not only from earnings improvement, but also from seasonally lower working capital requirements.”

Commenting on quarter-end leverage ratios, Letham said, “Because of the relatively low levels of leverage over the past few quarters and an expectation of sales growth rates that will result in continued earnings improvement and positive cash flows, the Board declared a special dividend on September 15, 2005. That dividend, of $4.00 per common share, is payable on October 31, 2005 to shareholders of record on October 14, 2005. The $156.0 million outlay for the dividend has been reflected in the September 30, 2005 balance sheet as a dividend payable with a corresponding reduction in shareholders’ equity. As a result, we ended the quarter with a debt-to-total capital ratio of 45.5 percent. This compares to 38.0 percent at the end of the year ago quarter and 35.1 percent at the end of 2004. At the same time we ended the quarter with total cash balances of $106.7 million.”

“We believe this dividend is an excellent way to enhance shareholder value, while simultaneously leaving the company with the financial flexibility to support all reasonable organic growth scenarios. In addition, we remain in a position to complete further strategic acquisitions should compelling opportunities present themselves in the near term,” concluded Letham.

Repatriation of Foreign Earnings

Commenting on the Company’s consideration to repatriate foreign earnings to avail itself of the lower tax rates available under the American Jobs Creation Act, Letham said, “During the fourth quarter of this year we may repatriate approximately $75 million in accumulated foreign earnings from Canada, as was disclosed as a possibility in our second quarter Form 10-Q. If we do adopt and execute such a plan of repatriation in the manner currently contemplated, then in the fourth quarter, the Company would record an additional tax provision that it currently estimates to be approximately $7.6 million, as disclosed in that second quarter Form 10-Q. Such a repatriation would be funded by a combination of on-hand cash balances and local borrowings in Canada and would be used to fund pension plan payments and ongoing non-executive compensation costs in the United States.”

Business Outlook

Concluding, Grubbs said, “We are pleased with the broad-based growth we have achieved so far in 2005 and the significant improvement in earnings that has resulted. In general, the business conditions and trends of the past few quarters remain in place and should support a continuing trend of favorable earnings performance on a year-over-year comparison in the quarters ahead. Looking at the upcoming quarter, however, we expect to see the same fourth quarter seasonal patterns we normally experience. Specifically, that encompasses the fewer number of shipping days due to the Thanksgiving and Christmas holiday periods and extended factory shutdowns at the holiday time for a significant number of our OEM Supply customers, which historically has caused a slight contraction in sales when compared to the third quarter. We expect these factors to combine for a consecutive quarter sales drop in the fourth quarter of approximately 2 to 3 percent when compared to the third quarter results reported today. Even after taking this sequential drop into account, we still expect to report year-on-year operating performance improvements consistent with the trends of recent quarters.”

Third Quarter Earnings Report

Anixter will report results for the 2005 third quarter on Tuesday, October 25, 2005, and broadcast a conference call discussing them at 9:30 am central time. The call will be Webcast by CCBN and can be accessed at Anixter’s Website at www.anixter.com. The Webcast also will be available over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in CCBN’s Individual Investor Network (such as America Online’s Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.

About Anixter

Anixter International is the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 325,000 products and over $650 million in inventory, 3) 200 warehouses with more than 5 million square feet of space, and 4) locations in 220 cities in 45 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, technology changes, changes in supplier or customer relationships, commodity price fluctuations, exchange rate fluctuations, new or changed competitors and risks associated with integration of recently acquired companies. Please see the company’s Securities and Exchange Commission filings for more information.

Additional information about Anixter is available on the Internet at
www.anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of
Operations

	13 Weeks Ended		39 Weeks Ended
	September 30,	October 1,	September 30,		October 1,
(In millions, except per share amounts)	2005	2004	2005		2004
Net sales	$1,009.2	$849.6		$2,821.8	$2,426.9
Cost of goods sold	769.6	647.7		2,147.3	1,850.8

Gross profit	239.6	201.9		674.5	576.1
Operating expenses	189.9	165.4		537.5	475.6
Impairment charge	—	1.8		—	1.8
Amortization of intangibles	0.8	0.8		2.3	2.1

Operating income	48.9	33.9		134.7	96.6
Interest expense	(6.9)	(3.3)		(18.9)	(9.3)
Extinguishment of debt	—	—		(1.2)	(0.7)
Other, net	(0.3)	(2.5)		(2.3)	(8.0)

Income before income taxes and extraordinary gain	41.7	28.1		112.3	78.6
Income tax expense	16.6	10.9		42.4	30.6

Income before extraordinary gain	25.1	17.2		69.9	48.0
Extraordinary gain, net	—	—		—	4.1

Net income	$25.1	$17.2		$69.9	$52.1

Basic income per share:
Income before extraordinary gain	$0.66	$0.46		$1.85	$1.30
Extraordinary gain	—	—		—	0.11
Net income	$0.66	$0.46		$1.85	$1.42
Diluted income per share*:
Income before extraordinary gain	$0.62	$0.44		$1.74	$1.25
Extraordinary gain	—	—		—	0.11
Net income	$0.62	$0.44		$1.74	$1.36
Average shares outstanding:
Basic	38.1	37.1		37.8	36.7
Diluted*	40.6	39.2		40.7	38.2
Geographic Segments
Net sales:
North America	$747.5	$656.2		$2,102.2	$1,855.8
Europe	193.8	136.2		526.8	408.9
Asia Pacific and Latin America	67.9	57.2		192.8	162.2

	$1,009.2	$849.6		$2,821.8	$2,426.9

Operating income:
North America	$42.6	$29.6		$112.5	$80.6
Europe	3.9	2.6		15.5	11.3
Asia Pacific and Latin America	2.4	1.7		6.7	4.7

	$48.9	$33.9		$134.7	$96.6

* The 13 and 39 weeks ended October 1, 2004 diluted income per share amounts have been restated in accordance with EITF 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings
Per Share.”
ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets

			September 30,	December 31,
(In millions)		2005		2004

Assets
Cash			$106.7		$53.4
Accounts receivable, net			768.7		620.4
Inventories			694.0		580.1
Deferred income taxes			11.3		16.3
Other current assets			15.9		11.7

Total current assets			1,596.6		1,281.9
Property and equipment, net			58.3		42.6
Goodwill			324.9		293.6
Other assets			85.5		88.5

			$2,065.3		$1,706.6

Liabilities and Stockholders’ Equity
Accounts payable			$436.6		$323.2
Accrued expenses			158.3		143.3
Dividends payable			154.2		0.1

Total current liabilities			749.1		466.6
5.95% Senior notes			200.0		—
3.25% zero coupon convertible notes			154.6		150.9
Borrowings under securitization facility			111.0		161.8
Revolving lines of credit			100.7		32.1
7.0% zero coupon convertible notes			—		67.6
Other liabilities			64.4		64.6

Total liabilities			1,379.8		943.6
Stockholders’ equity			685.5		763.0

			$2,065.3		$1,706.6